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Exhibit 21

Subsidiaries of the Company


On Command Corporation

     On Command Development Corporation
     On Command Video Corporation
     SpectraVision, Inc.
     Spectradyne International, Inc.
          On Command Hong Kong Limited
          On Command Australia Pty Limited
          On Command (Thailand) Limited
          Spectradyne Singapore Pfc Limited
     On Command Canada, Inc.
     Kalevision Systems, Inc. Canada
     Spectradyne International, Inc., Sulursal en Mexico

Ascent Sports
 Holdings, Inc.
Ascent Sports, Inc.
Ascent Arena and Development Corporation
Ascent Arena Company, LLC
The Denver Nuggets Limited Partnership
The Colorado Avalanche LLC
Beacon Communications Corp.
Beacon Music Publishing, Inc.
Daily Double Music Co.
Club Pictures, Inc.


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